Exhibit 10.21

GUARANTY OF MASTER LEASE

This GUARANTY OF MASTER LEASE (this “Guaranty”), is made as of March 31, 2015 (the “Effective Date”), by LIFE GENERATIONS HEALTHCARE LLC, a California limited liability company (“Guarantor”), in favor of MRT OF LA MESA CA – SNF, LLC, MRT OF NATIONAL CITY CA – SNF I, LLC, MRT OF NATIONAL CITY CA – SNF II, LLC, MRT OF UPLAND CA – SNF/ALF, LLC, each, a Delaware limited liability company (collectively, “Landlord”).

WHEREAS, GHC of La Mesa, LLC, GHC of National City II, LLC, GHC of National City I, LLC, GHC of Upland SNF, LLC, and GHC of Upland RCFE, LLC (collectively, “Tenant”) have executed and delivered to Landlord a Master Lease, dated of even date herewith (the “Lease”), covering certain real property and improvements located in the state of California. Capitalized terms not otherwise defined herein shall have the meanings given in the Lease.

WHEREAS, Landlord is unwilling to enter into the Lease with Tenant unless Landlord receives a guaranty from Guarantor of all obligations of Tenant under the Lease in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, as a condition precedent to Landlord’s agreement to enter into the Lease and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guaranteed Obligations. Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Landlord all of the following: (a) the timely payment when due of all amounts due by Tenant under the Lease, including, without limitation, payment of all Base Rent, all other rent and all other amounts now or hereafter due by Tenant under the Lease, (b) the full and faithful performance and observance by Tenant of all terms, covenants, conditions, agreements and other obligations now or hereafter to be paid, performed or observed by Tenant under the Lease including, without limitation, all warranties and representations of Tenant and all indemnification obligations of Tenant in the Lease, in accordance with the terms of the Lease (all the foregoing terms, covenants, conditions, payment obligations, indemnities, agreements and other obligations described in 1(a) and 1(b) are collectively referred to as the “Lease Obligations”) and (c) agrees to pay on demand any and all costs, expenses and fees of any type whatsoever including, without limitation, reasonable attorneys’ fees and legal disbursements, incurred by Landlord in enforcing any rights of Landlord under this Guaranty (collectively, the “Expenses”). The Lease Obligations and the Expenses are collectively referred to as the “Guaranteed Obligations,” which shall remain in effect for the term of this Guaranty; provided, however, that such Guaranteed Obligations shall be reduced to a maximum aggregate amount of Fifty Percent (50%) of all remaining Base Rent beginning on the first day of the sixth (6th) year following the Effective Date if the following conditions are satisfied: (i) Guarantor has maintained a ratio of EBITDAR (as defined below) to total rent payable for the skilled nursing and assisted living facilities operated by Guarantor or its subsidiaries (the “LG Facility Rent”) for the twenty four (24) month period then ended of not less than 1.75 to 1.0; (ii) Tenant (i.e., all facility operators comprising Tenant) has maintained a ratio of EBITDAR to total rent payable for all of Tenant’s facilities (in the aggregate) for the twenty four (24) month period then ended of not less than 1.30 to 1.0; and (iii) there shall not exist any material uncured default under this Guaranty or the Lease.

2. Unconditional, Unlimited and Absolute Guaranty. Guarantor guarantees that all of the Guaranteed Obligations will be paid, performed and observed in accordance with the terms of the Lease. The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations. The liability of Guarantor under this Guaranty shall be unconditional, unlimited and absolute and shall not be affected, released, modified, altered, terminated, discharged or impaired, in whole or in part, by any of the following:

(a) any amendment, restatement, supplement, change, termination or modification of the Lease in accordance with its terms;

(b) any change in the time, manner or place of payment, performance or observance of any of the Guaranteed Obligations or any extensions of time for payment, performance or observance of the Guaranteed Obligations or any of the terms of the Lease in accordance with its terms;

(c) any amendment, waiver, assertion, enforcement, failure to enforce, consent, indulgence or departure granted by Landlord with respect to any term of the Lease including, without limitation, acceptance of any amounts less than the scheduled rent or other amount due under the Lease or the waiver of any default or event of default by Tenant or acceptance of any settlement from Tenant for its obligations under the Lease;

(d) any failure or delay of Landlord to exercise, or any lack of diligence in exercising, any right or remedy with respect to the Lease;

(e) any dealings or transactions between Landlord and Tenant, whether or not Guarantor has notice;

(f) the failure of any individual, partnership, association, corporation, limited liability company or other entity (a “Person”) other than Landlord to complete construction of any Improvements to the Property or the Facility or any Improvements for Tenant’s use and occupancy of the Property or Facility;

(g) the exercise of any right or remedy under the Lease or obtaining of any judgment against Tenant under the Lease;

(h) any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship or dissolution of Tenant or any guarantor of Tenant’s obligations under the Lease;

(i) any exchange, surrender or release, in whole or in part, of any security which may be held by Landlord at any time for the Lease or in respect of the Guaranteed Obligations;

(j) the exercise, delay or failure to exercise any rights, powers or privileges Landlord may now or hereafter have against any Person or collateral in respect of the Guaranteed Obligations;

(k) Landlord’s consent to any assignments or subleases of the Lease;

(l) any and all notice of the creation, renewal or extension of the Guaranteed Obligations and notice of or proof of reliance by Landlord upon this Guaranty or acceptance of this Guaranty; or

(m) all of the foregoing from time to time before or after any default or event of default by Tenant or Landlord under the Lease and with or without further notice to Guarantor.

This Guaranty shall continue to be effective or be reinstated, as applicable, and the rights of Landlord hereunder shall continue with respect to, any Guaranteed Obligation at any time paid by Tenant which shall thereafter be required to be restored or returned by Landlord or any successor or assignee of Landlord upon the insolvency, bankruptcy or reorganization of Tenant, or for any other reason, all as though such Guaranteed Obligation had not been so paid or applied. Notwithstanding anything to the contrary contained herein, Guarantor shall be entitled to assert all defenses available to the Tenant with respect to the Guaranteed Obligations.

3. Waivers. Guarantor hereby waives (a) notice of acceptance of this Guaranty and of any change in the financial condition of Tenant or Landlord, (b) any requirement that Landlord exercise or exhaust any right or remedy or take any action against Tenant for any of the Guaranteed Obligations, (c) all rights and remedies available under applicable law to guarantors or sureties including, without limitation, any extension of time conferred by any law now or hereafter in effect, (d) any failure of Landlord to disclose to Guarantor any information relating to the financial condition, operations or properties of Tenant or any other guarantor of the Guaranteed Obligations (Guarantor hereby waives any duty of Landlord to obtain or disclose such information), and (e) any right or claim of right to cause a marshalling of the assets of Tenant or any other Person or to cause Landlord to proceed against Tenant, any other Person or any collateral.

4. Bankruptcy. Without limiting Guarantor’s obligations under this Guaranty, if Tenant or Tenant’s trustee, receiver or other officer with similar powers, rejects, disaffirms or otherwise terminates the Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, Guarantor shall automatically be deemed to have assumed, from and after the date of such rejection, disaffirmance or other termination of the Lease is deemed effective, all obligations and liabilities of Tenant under the Lease to the same extent as if Guarantor had been originally named instead of Tenant as the Tenant under the Lease and as if the Lease had never been so rejected, disaffirmed or otherwise terminated. Guarantor, upon such assumption, shall pay, perform and observe all of the Guaranteed Obligations, whether accrued or accruing, and Guarantor shall be subject to any rights or remedies of Landlord which may have accrued or which may thereafter accrue against Tenant on account of any default or event of default under the Lease notwithstanding that such defaults existed prior to the date Guarantor is deemed to have assumed the Lease. Guarantor shall confirm such assumption in writing at the request of Landlord upon or after such rejection, disaffirmance or other termination but any such failure shall not affect the assumption by Guarantor. Neither Guarantor’s obligation to make payment or performance of the Guaranteed Obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof resulting from the operation of any present of future provision of the U.S. Bankruptcy Code or other statute or from any court decision and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release or limitation had occurred.

5. Primary Obligation. This is an absolute, unconditional and unlimited guaranty of payment and performance and not of collection and Guarantor waives any right to require that any action be brought against Tenant or any other Person or to require that resort be had to any collateral, security, any balance of any deposit account or credit on the books of Landlord in favor of Tenant or any other Person.

6. No Demand. Landlord shall have the right to enforce this Guaranty immediately and directly against Guarantor upon any default or event of default under the Lease. Landlord may commence any action or proceeding based upon this Guaranty directly against Guarantor without making Tenant a party defendant in such action or proceeding. Any one or more successive or concurrent actions may be brought against Guarantor either in the same action, if any, brought against Tenant or in separate actions as Landlord, in its sole discretion, deems advisable.

7. Waiver of Rights against Tenant. Until the cash payment in full of all of the Guaranteed Obligations (other than contingent obligations for which no claim has been made), Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against Tenant from the existence, payment, performance or enforcement of the Guaranteed Obligations or any other documents executed in connection therewith (collectively, the “Guaranty Documents”) including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Landlord against Tenant, whether or not such claim, remedy or right arises in equity, under contract, statute or common law including, without limitation, the right to take or receive from Tenant, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. Guarantor hereby acknowledges that the waiver, contained in the preceding sentence (the “Subrogation Waiver”) is given as a condition precedent to Landlord’s agreement to enter into the Lease and, therefore, Guarantor agrees not to amend or modify in any way the Subrogation Waiver without the prior written consent of Landlord. If any amount is paid to Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of all amounts payable under this Guaranty (other than contingent obligations for which no claim has been made), such amount shall be held in trust for the benefit of Landlord, shall be segregated from the other funds of Guarantor and shall be paid to Landlord and credited to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Lease and the Guaranty Documents or held as collateral for any amounts payable under this Guaranty.

8. Modification of Lease. Subject to any limitations set forth herein, if the Lease is modified in any respect by Landlord and Tenant, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful performance and observance of all covenants, terms and conditions of the Lease and any modification thereof and Guarantor hereby consents to and agrees to be bound by the terms of such modification. Subject to any limitations set forth herein, if the Lease is renewed or extended for any period beyond the date specified in the Lease for the expiration of the Term, either pursuant to any option granted under the Lease or otherwise, or if the Tenant holds over beyond the term of the Lease, the obligations of Guarantor hereunder shall extend and apply to the full and faithful performance and observance of all terms, conditions, covenants, obligations, liabilities, duties and agreements contained in the Lease.

9. Additional Covenants. Guarantor covenants and agrees that, until the full payment and satisfaction of all Guaranteed Obligations, Guarantor shall perform and comply with each of the covenants set forth in this Section 9.

(a) As of the last day of each calendar quarter, commencing with the first full calendar quarter after the date hereof, the ratio of EBITDAR to LG Facility Rent for the twelve (12) month period then ended shall be not less than 1.50 to 1.0; provided, however, that Guarantor’s failure to comply with the foregoing shall not constitute a breach or default under this Guaranty unless and until such failure occurs as of the last day of two consecutive calendar quarters. “EBITDARM” means, for any period (i) the consolidated net income of Guarantor and all of its subsidiaries for such period determined in accordance with GAAP applying the same principles that were used by Guarantor in preparing the then most recent audited financial statements of Guarantor, plus (ii) the aggregate of the following, without duplication, (A) interest expense, (B) income taxes, (C) depreciation and amortization expenses, (D) rent and deferred rent expense for leases of real property, (E) management fees, (F) all extraordinary expenses, including non-cash, or non-recurring losses and expenses (including any fees, expenses, penalties or settlement costs related to the OIG Investigation (as such term is defined in Exhibit B to the Purchase Agreement (as defined in the Lease)), (G) non-cash compensation expenses arising from the issuance of stock, options to purchase stock, and stock appreciation rights and settlement costs and legal expenses related to the grant and exercise of stock options, (H) nonrecurring or special Tenant employee bonuses as well as non-recurring special corporate level bonuses including expenses and employer taxes related to the payment of such bonuses, (I) fees and expenses paid in connection with the execution and delivery by Guarantor or any of its subsidiaries of this Guaranty, the Purchase Agreement, the Lease and the transactions contemplated thereby, including due diligence, execution and delivery by Guarantor and/or Tenant, and all fees and expenses related to the repayment of all amounts and the termination of the existing credit facility of Guarantor and certain of its subsidiaries (collectively, the “Transaction Expenses”), and (J) any reasonable fees, costs or expenses paid to third parties in connection with the acquisition of any skilled nursing facility, assisted living facility, or Alzheimer’s facility or ancillary facility (each, an “Acquired Facility”) or new business, whether or not such transaction is consummated. “EBITDAR” means, EBITDARM reduced by a management fee equal to an assumed 3% of net revenue.

(b) As of the last day of each calendar quarter, commencing with the first full calendar quarter after the date hereof, the ratio of EBITDAR to Fixed Charges as maintained by Guarantor for the twelve (12) month period then ended shall be not less than 1.15 to 1.0; provided, however, that Guarantor’s failure to comply with the foregoing shall not constitute a breach or default under this Guaranty unless and until such failure occurs as of the last day of two consecutive calendar quarters. “Fixed Charges” means, for any period, the sum of the following on a consolidated basis for Guarantor and all of its subsidiaries during such period, without duplication: (i) scheduled principal payments of Indebtedness (including, without limitation, scheduled payments of principal in respect of capitalized leases), (ii) total interest expense (including attributable to capital leases in accordance with GAAP) paid or payable in cash (excluding all Transaction Expenses), (iii) fees or other charges for letters of credit, (iv) net cost under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates, (v) Capital Expenditures, and (vi) scheduled LG Facility Rent, all as determined under GAAP. “Indebtedness” of any Person means, without duplication, (A) all obligations of such Person for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid; (B) all monetary obligations under capitalized leases of such Person (to the extent required by GAAP to be included on the balance sheet of such Person); (C) all obligations, contingent or otherwise, relative to the stated amount of all letters of credit, whether or not drawn, issued for the account of such Person, (D) all indebtedness described in clause (A), (B) or (C) above secured by any mortgage or lien on any property or asset owned by such Person, whether or not the indebtedness secured thereby has been assumed, and (E) all indebtedness described in clause (A), (B) or (C) above of others guaranteed by such Person; with each of (A) through (E) being measured from and after the Effective Date. “Capital Expenditures” means, for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations); provided that the following shall be excluded from the foregoing: (i) any portion of such expenditures funded by proceeds of any asset dispositions, condemnation awards or insurance proceeds, (ii) any portion of such expenditures attributable to the acquisition of any Acquired Facility, (iii) any portion of such expenditures reimbursed by an unrelated third party, (iv) any portion of such expenditures that the Guarantor used or intends to use to make for refurbishment of any Acquired Facility during the 24 months immediately following the acquisition of such Acquired Facility, and (v) any portion of such expenditures paid for with the proceeds of any equity issuance to or capital contribution from any of the holders of the equity interests in Guarantor.

(c) For the term of this Guaranty, the Net Working Capital of Guarantor shall be not less than the greater of (i) Ten Million Dollars ($10,000,000.00) or (ii) 17% of the EBITDARM of Guarantor (determined on a quarterly pro-forma basis taking into consideration any acquisition or divestiture within Guarantor’s portfolio of skilled nursing, assisted living, Alzheimer’s, or similar healthcare facilities); provided, however, that Guarantor’s failure to comply with the foregoing covenant shall not constitute a breach or default under this Guaranty unless and until such failure occurs in two consecutive calendar quarters. “Net Working Capital” means current assets minus current liabilities of Guarantor and all of its subsidiaries on a consolidated basis, as determined in accordance with GAAP.

(d) Except as may otherwise be approved in writing by Landlord: (i) Thomas Olds Jr. may not transfer all or any portion of his ownership interest in Guarantor to any entity or entities that are on the U.S. Office of Inspector General Medicare exclusions list; (ii) Guarantor may not transfer all or any portion of its ownership interests in any of its subsidiaries (other than Tenant) to any third party unless (A) there shall not exist any material uncured default hereunder or any Event of Default under the Lease, (B) the effect of such transfer would not, on a pro forma basis, result in an immediate default hereunder or under the Lease, and (C) one of the following three ratio combinations is satisfied: (x) the ratio of Tenant aggregate EBITDAR to aggregate Base Rent is greater than 1.1 to 1.0 but less than 1.2 to 1.0 and the ratio of Guarantor EBITDAR to LG Facility Rent on a pro forma basis after giving effect to the transfer is not less than 2.75 to 1.0 on a 12-month trailing basis, (y) the ratio of Tenant aggregate EBITDAR to aggregate Base Rent is greater than 1.2 to 1.0 but less than 1.3 to 1.0 and the ratio of Guarantor EBITDAR to LG Facility Rent on a pro forma basis after giving effect to the transfer is not less than 2.25 to 1.0 on a 12-month trailing basis, or (z) the ratio of Tenant aggregate EBITDAR to aggregate Base Rent is equal to or greater than 1.3 to 1.0 and the ratio of Guarantor EBITDAR to LG Facility Rent on a pro forma basis after giving effect to the transfer is not be less than 2.0 to 1.0 on a 12-month trailing basis; (iii) Guarantor shall maintain ownership of not less than one hundred percent (100%) of the total issued and outstanding ownership interests in Tenant, free and clear of all liens and encumbrances, provided, however, that consent for any transfer of such issued and outstanding ownership interests under this clause (iii) by Landlord shall not be unreasonably withheld, conditioned or delayed; (iv) and provided further, that nothing set forth in this Section shall prohibit Tenant from entering into or effectuating (A) any current or future accounts receivable based credit facility (“A/R Credit Facility”) in which the accounts receivable of Guarantor and/or its direct or indirect subsidiaries (including Tenant) are used as collateral for any amounts borrowed under such A/R Credit Facility, (B) any current or future credit facility (“LG Parent Credit Facility”) that requires as collateral for any amounts borrowed under such LG Parent Credit Facility a security interest in all or substantially all of the assets of Guarantor and/or its direct or indirect subsidiaries (including, without limitation, any assets or equity of Tenant), or (C) the proposed financing transaction with Housing & Healthcare Finance, LLC (who will be seeking mortgage insurance from the U.S. Department of Housing and Urban Development) for the properties of Guarantor located in Canoga Park, California, Modesto, California, and Pleasanton, California. Guarantor shall be prohibited from entering into any new LG Parent Credit Facility or similar credit arrangement that requires a lien or security interest in all or substantially all of Guarantor’s assets unless Guarantor at such time is, and immediately after giving effect to the proposed credit arrangement shall be, in compliance with the following conditions: (w) Guarantor has maintained a ratio of Guarantor EBITDAR to LG Facility Rent for the twenty four (24) month period then ended of not less than 1.75 to 1.0; and (x) there shall not exist any material uncured default hereunder or under the Lease.

(e) Notwithstanding anything set forth in this Guaranty (including without limitation Section 9(d) above), (i) Guarantor shall have the right to transfer all or substantially all (but not less than substantially all) of its assets and liabilities, including (A) its ownership interests in all or substantially all of its subsidiaries (provided that such sale includes all and not fewer than all of the entities comprising Tenant), (B) all of Tenant’s rights and obligations under the Lease, and (C) Guarantor’s obligations under this Guaranty, and (ii) the equity owners of Guarantor shall have the right to transfer all or substantially all of their ownership interests in Guarantor (including transferring any obligations under the Lease or this Guaranty), to another entity or entities in one transaction or a series of related transactions, provided that, in the case of any such transfer under clause “(i)” or “(ii)” of this paragraph, (1) such transferee entity or entities are not on the U.S. Office of Inspector General Medicare exclusions list, (2) such transferee entity or entities are reasonably deemed to be sufficiently capitalized and will, through its equity owners and/or management team, have the business knowledge and experience to operate skilled nursing, assisted living, Alzheimer’s, or similar healthcare business of the size and nature of Guarantor, and (3) in the case of a transfer by Guarantor of all or substantially all of its assets, or a transfer by the Tenants of all or substantially all of their respective assets, (A) this Guaranty is assumed in writing by the transferee of Guarantor’s assets or by a parent entity of the transferee(s) of the Tenant’s assets, as the case may be, and (B) the entity so assuming this Guaranty has, on a pro forma basis after giving effect to the transfer, consolidated EBITDAR for its then most recently completed fiscal year of not less than $45 million and satisfies the requirements set forth in Section 9(d)(ii) above.

(f) During the existence of any material uncured default on the part of Tenant under the Lease, all fees, payments or other obligations of Tenant to Guarantor or to any of the members of Guarantor in excess of a 3% management fee shall be subordinate to the prior payment in full of all obligations then due to Landlord under the Lease.

(g) Guarantor shall not make any payments or distributions of cash or other property to any of its members unless (i) immediately prior to and after giving effect to such payment or distribution, Guarantor shall be in compliance with the covenant set forth in Section 9(c); (ii) the ratio of EBITDAR to LG Facility Rent for the then most recently completed twelve (12) calendar month period (for which financial statements are available) shall be at least 1.75 to 1.0; and (iii) the ratio of EBITDAR to Fixed Charges for the then most recently completed twelve (12) calendar month period (for which financial statements are available) shall be at least 1.15 to 1.0, and (iv) there shall not exist any material uncured default on the part of the Tenant under the Lease. Notwithstanding the foregoing, Guarantor shall be permitted to make distributions to its members for the payment of taxes in a manner consistent with past practice without regard to compliance with the Working Capital, LG Facility Rent and Fixed Charge coverage requirements set forth in the foregoing clause “(i)”, “(ii)” and “(iii)” of this Section 9(g).

10. Notices. Except as otherwise specifically permitted herein, all notices, or demands required to be given by either party to the other shall be in writing and shall be sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States registered/certified mail, return receipt requested, (d) nationwide courier guaranteeing overnight delivery, such as Federal Express or United Parcel Service, or (e) so long as concurrently sent by the foregoing method (a) or (b), prepaid telecopy, telegram, telex or fax, addressed to the other party hereto at the address set forth below:

If to Landlord:	MedEquities Realty Trust, Inc.
One American Center
3100 West End Avenue, Suite 1000
Nashville, TN 37203
Attention: William C. Harlan, President and Chief Operating Officer
Telephone: (615) 627-4710
Fax No.: (615) 760-0366
E-mail: wharlan@medequities.com

with copy (which shall not constitute notice) to:

Michael S. Blass, Esq.
Arent Fox LLP
1675 Broadway, 34th Floor
New York, NY 10019
Telephone: (212) 484-3902
Fax No.: (212) 484-3990
E-mail: michael.blass@arentfox.com

If to Guarantor:	Life Generations Healthcare, LLC

20371 Irvine Avenue, Suite 210
Newport Beach, CA 92660
Attention: Thomas Olds, Jr., President and CEO
Telephone: (7140 241-5600
Fax No.: (714) 241-8911
E-mail: tolds@lifegen.net

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, CA 92660
Attention: Mark Peterson, Esq.
Telephone: (949) 823-6971
Fax No.: (949) 823-6994
E-mail: mpeterson@omm.com and

Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive
Suite 1200
Newport Beach, California 92660
Attention: Frank Crance, Esq.
Telephone: (949) 719-1200 Fax No.: (949) 719-1212 Email: fcrance@calawyers.com or if written notification of a change of address has been sent, to such other party and/or to such other address as may be designated in that written notification. Any such notice or demand shall be deemed to have been given either at the time of personal delivery or in the case of service by mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telecopy, telegram or telex, upon receipt. Notwithstanding the foregoing, notice sent by telecopy shall be deemed given and effective when sent if and only if a PDF copy of any such notice is also e-mailed immediately to the intended recipients at the e-mail addresses noted above or to such other e-mail addresses as may be designated in a written notification of a change of address.

11. Waiver. The failure of a party to enforce any provision of this Guaranty shall not constitute a waiver of such party’s right to thereafter enforce such provision or to enforce any other provision at any time.

12. Additional Acts. The parties shall execute such other documents and take such other actions as may be necessary or appropriate to further evidence or effectuate their agreement as set forth herein.

13. Modification. The terms of this Guaranty cannot be modified except by a written instrument signed by Guarantor and Landlord.

14. Attorneys’ Fees. The prevailing party in any suit brought to enforce or interpret this Guaranty shall be entitled to recover reasonable attorneys’ fees and necessary disbursements in addition to any other available relief.

15. No Rule of Construction. This Agreement has been drafted by both Guarantor and Landlord and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

16. Governing Law. This Guaranty is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of California, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law that would give effect to the laws of another jurisdiction.

17. Consent to Jurisdiction and Venue. Each party hereto irrevocably submits to the exclusive jurisdiction of the State of California and the exclusive venue of the County of Orange in the State of California for purposes of any proceeding arising out of this Guaranty. Each of the parties hereto hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction and venue of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts or (c) any proceeding commenced in such courts is brought in an inconvenient forum.

18. Severability. If any provision of this Guaranty or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Guaranty and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19. Multiple Counterparts. This Guaranty may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty.

20. Successors and Assigns. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment, performance and observance in full of all of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made), (b) be binding upon Guarantor and any permitted successors, and (c) inure to the benefit of and be enforceable by Landlord and its permitted successors and assigns under the Lease. Except as allowed in Sections 9(d) and 9(e) above, the Parties agree that neither party shall have the right to assign this Guaranty without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing in this Guaranty shall prohibit Landlord from assigning this Guaranty to an entity that would not reasonably be deemed to be competitive with the business of Guarantor.

21. Benefit to Guarantor. Guarantor hereby warrants and represents that Guarantor is the sole member and owner of Tenant and that this Guaranty will benefit, directly or indirectly, Guarantor.

22. WAIVER OF TRIAL BY JURY. GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE BY JURY AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW WITH REGARD TO THIS GUARANTY OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND IS INTENDED TO ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO TRIAL BY JURY WOULD OTHERWISE ACCRUE.

23. NOTICE OF FINAL AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty of Master Lease to be executed in Orange County, California as of the date and year first written above.

GUARANTOR:

LIFE GENERATIONS HEALTHCARE LLC

By:	/s/ Thomas Olds, Jr.
Thomas Olds, Jr.
President and Chief Executive Officer

[SIGNATURE PAGE TO LG PARENT GUARANTY]